Exhibit 15













                                                                 August 13, 1996


To Northeast Utilities:

We are aware that Northeast Utilities has incorporated by reference in its Registration Statement No. 33-34622, No. 33-40156, No. 33-44814, and No. 33-
63023 its Form 10-Q for the quarter ended June 30, 1996, which includes our report dated August 13, 1996 covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933, that report is not considered a part of the registration statement prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.

Very truly yours,

/s/ Arthur Andersen LLP


    Arthur Andersen LLP